Exhibit (a)(32)

TRUSTEE AUTHORIZATION TO REDESIGNATE CERTAIN

SERIES OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its May 28, 2026 meeting, the undersigned Trustees of the Trust hereby approve the redesignation of certain previously-authorized series of the Trust as follows, effective August 1, 2026:

Existing Name	New Name
Nuveen Core Impact Bond Fund	Nuveen Core and Impact Bond Fund
Nuveen Short Duration Impact Bond Fund	Nuveen Short Duration and Impact Bond Fund

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 28th day of May, 2026.

/s/Joseph A. Boateng	/s/John K. Nelson
Joseph A. Boateng	John K. Nelson

/s/Michael A. Forrester	/s/Loren M. Starr
Michael A. Forrester	Loren M. Starr

/s/Thomas J. Kenny	/s/Matthew Thornton III
Thomas J. Kenny	Matthew Thornton III

/s/Amy B. R. Lancellotta	/s/Terence J. Toth
Amy B. R. Lancellotta	Terence J. Toth

/s/Joanne T. Medero	/s/Margaret L. Wolff
Joanne T. Medero	Margaret L. Wolff

/s/Albin F. Moschner	/s/Robert L. Young
Albin F. Moschner	Robert L. Young